UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2012

A.P. Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive Redwood City CA		94063
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 366-2626

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition

On March 26, 2012, A.P. Pharma, Inc. (the “Company”) reported its results of operations for the quarter and year ended December 31, 2011. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (the “Report”). The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

The information in this Item 2.02 and attached as Exhibit 99.1 to this Report will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2012, the Company announced that John Barr, Ph.D., the Company’s Senior Vice President of Research & Development, would resign as an officer and employee, effective as of March 31, 2012. Dr. Barr is expected to continue to provide services to the Company on a part-time basis for a period of up to one year as a consultant.

ITEM 8.01	Other Events.

On March 26, 2012, the Company announced the results of its thorough QT (tQT) study of APF530, its lead product candidate being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). The study was conducted to assess the potential for granisetron, the active drug in APF530, to prolong the QT interval across a wide range of plasma drug concentrations. The study met its protocol-specified primary end point and demonstrated that granisetron did not have an effect on cardiac repolarization as measured by prolongation of the QT interval. A pharmacokinetic/pharmacodynamic (PK/PD) analysis demonstrated that there was no relationship between plasma granisetron concentrations and the heart-rate-corrected QT interval (QTc) (slope of zero).

This study was a randomized, double-blind, placebo-controlled, four-way, crossover trial in 56 healthy adults that compared the effects of (1) APF530 at twice its proposed therapeutic dose, (2) intravenous (IV) granisetron at five times its therapeutic dose, (3) oral moxifloxacin (400 mg), and (4) placebo on the surface electrocardiogram with primary focus on the QT interval. The primary end point was to determine that granisetron had no clinically meaningful effect on QTc, defined as the upper bound of the one-sided 95% confidence interval for placebo-adjusted, baseline-subtracted QTc being less than 10 milliseconds at all time points. The primary end point was met irrespective of heart-rate correction methodology (QTcF, QTcI, QTcB). Moxifloxacin, the study’s positive control, demonstrated QTc prolongation consistent with previous clinical experience.

The QT interval represents the amount of time the heart’s electrical system takes to repolarize after each beat. Prolongation of the QT interval may increase the risk of fatal cardiac tachyarrhythmias. As such, the FDA requires a tQT study, which examines a drug’s potential to prolong the QT interval, for most drugs in development. Moxifloxacin, a drug known to prolong the QT interval, is a standard positive control used in tQT studies.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Document Description

99.1	Press Release of A.P. Pharma, Inc., dated March 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: March 26, 2012	/s/ John B. Whelan
John B. Whelan
President, Chief Executive Officer and Chief Financial Officer